Exhibit 99.1

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

Financial Statements and Supplemental Schedule

As of and for the years ended December 31, 2012 and 2011

TABLE OF CONTENTS

Page
Audited Financial Statements

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2012 and 2011	3

Notes to Financial Statements	4-11

Supplemental Schedule

Schedule H, Part IV Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012	12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Compensation Committee of the Board of Directors of

Huntington Bancshares Incorporated and Plan Participants of the

Huntington Investment and Tax Savings Plan

Columbus, Ohio

We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2012, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, is fairly stated, in all material respects, when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Columbus, Ohio

June 21, 2013

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2012	2011
ASSETS
Cash	$1,431,643	$—
Investments, at fair value:
Cash and cash equivalents	32,721,894	31,370,476
Huntington Bancshares Incorporated common stock	95,155,366	82,716,539
Mutual funds	293,794,026	247,670,455

Total Investments	421,671,286	361,757,470
Notes receivable from participants	9,788	26,956
Due from brokers for securities sold	567,744	—
Accrued dividends, interest receivable, and other assets	662,116	660,949

TOTAL ASSETS	424,342,577	362,445,375

LIABILITIES
Payable for securities and interest purchased	1,311,718	—
Dividends payable to Plan participants	67,612	72,083

TOTAL LIABILITIES	1,379,330	72,083

NET ASSETS AVAILABLE FOR BENEFITS	$422,963,247	$362,373,292

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2012	2011
ADDITIONS
Investment income:
Dividends from Huntington Bancshares
Incorporated common stock	$2,413,714	$1,514,214
Dividends from mutual funds	12,360,870	9,159,555
Interest	25,645	53,868

	14,800,229	10,727,637
Contributions:
Employees	35,376,598	32,963,282
Employer	16,199,837	15,268,555

	51,576,435	48,231,837
Net appreciation in fair value of investments	34,898,119	—

Total Additions	101,274,783	58,959,474

DEDUCTIONS
Benefit distributions and other withdrawals	40,684,828	36,323,944
Net depreciation in fair value of investments	—	32,790,672

Total Deductions	40,684,828	69,114,616

Net increase (decrease) in net assets available for benefits	60,589,955	(10,155,142)
Net assets available for benefits at beginning of year	362,373,292	372,528,434

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$422,963,247	$362,373,292

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

As of and for the years ended December 31, 2012 and 2011

Note 1 – Description of the Plan

The Huntington Investment and Tax Savings Plan (the Plan) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (Huntington) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.

Amendments – From time to time, the Plan has been amended and restated. There were no amendments to the Plan in 2012. Effective January 1, 2013, the Plan was amended to change the employee eligibility requirements as well as the matching provisions as further described in the Funding and Vesting section below.

Plan Termination – Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.

Funding and Vesting – Participants may elect to make pre-tax and / or Roth 401(k) after tax contributions of up to 75% of their eligible compensation, up to certain statutory limits. Prior to January 1, 2013, eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Huntington also matched participant contributions, up to the first 3% of base pay contributed to the Plan. Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the Plan. Starting January 1, 2013, all eligible employees may immediately enroll in the Plan. Also effective January 1, 2013, Huntington matches participant contributions dollar-for-dollar, up to 4% of base pay contributed to the Plan.

Administration – The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Code and the provisions of ERISA, as amended. Certain administrative fees are paid from the general assets of Huntington.

Participant Accounts – Each participant’s account is credited with the participant’s own contribution and an allocation of Huntington’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. Participants are charged a fixed amount for administration of the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.

Investment Options – Plan participants are permitted to direct their deferrals and employer matching contributions to any combination of investment options, including the Huntington Conservative Deposit Account, Huntington common stock and a variety of investment funds. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend deferrals pursuant to the terms set forth in the Plan document.

Plan Investments – Plan investments consist of cash and cash equivalents, shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the Plan Trustee), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.

Participant Loans – The Plan does not permit participant loans. However, as a result of acquisitions, certain participant loans were rolled over into the Plan. Participant loans are recorded at unpaid principal balance plus any accrued but unpaid interest, at rates commensurate with prevailing rates at the time funds were borrowed. The amount recorded approximates current value. Principal and interest is paid ratably through payroll deductions. Participant loans are listed as notes receivable from participants in the Plan’s financial statements.

Contributions – Employee and employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts.

Benefit distributions and other withdrawals – A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.

Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.

Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59  1/2. Certain distributions of employee deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59  1/2.

Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.

Note 2 – Significant Accounting Policies

Basis of Presentation – The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.

Dividends and Interest Income – Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.

Fair Value Measurements – Accounting Standards Codification (ASC) Topic 820 (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Plan’s policy is to recognize significant transfers between levels at the beginning of the reporting period.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.

Risks and Uncertainties – The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

Note 3 – Accounting Standards Update

Accounting Standards Update (ASU) 2012-04 – Technical Corrections and Improvements. The amendments in this ASU make technical corrections, clarifications and limited-scope improvements to various Topics throughout the Codification. This ASU is effective for public entities for fiscal periods beginning after December 15, 2012. The amendment is not expected to have a material impact on the Plan’s financial statements.

Note 4 – Investments

The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2012	2011
Huntington Bancshares Incorporated common stock	$95,155,366	$82,716,539
T. Rowe Price Mid-Cap Growth Fund	47,406,145	42,544,499
Vanguard Wellington Fund	44,266,539	36,708,100
Vanguard Institutional Index Fund	38,657,358	31,781,343
Huntington Conservative Deposit Account	32,721,894	31,370,476
American Funds Europacific Growth Fund	23,283,302	19,267,645
Huntington Situs Fund	22,414,812	18,636,319

The Plan’s investments (including investments purchased, sold, and held during the year) appreciated / (depreciated) in carrying value for the years ended December 31 as follows:

	2012	2011
Huntington Bancshares Incorporated common stock	$13,633,331	$(20,257,467)
Mutual funds:
International Equity Funds	4,441,716	(4,678,684)
Indexed Equity Funds	4,347,526	21,905
Small Cap Equity Funds	4,266,798	(550,963)
Balanced Funds	4,181,674	(1,157,528)
Mid Cap Growth Funds	3,923,787	(3,707,891)
Large Cap Value Funds	552,146	(1,061,459)
Core Fixed Income Funds	71,152	261,664
Short Term Funds	1,407	(1,887)
Large Cap Growth Funds	—	(1,278,807)
Mid Cap Equity Funds	(15,753)	(787,451)
US Government Bond Funds	(41,733)	165,894
Global Equity Funds	(463,932)	242,002

Total mutual funds	21,264,788	(12,533,205)
Net appreciation (depreciation)	$34,898,119	$(32,790,672)

Note 5 – Party-In-Interest Transactions

Certain plan investments are held with the Huntington National Bank or are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank. These investments are held by the Plan Trustee, and therefore, qualify as party-in-interest investments.

The following table lists the fair value of party-in-interest investments at December 31:

	2012	2011
Huntington Bancshares Incorporated common stock (1)	$95,155,366	$82,716,539
Huntington Conservative Deposit Account	32,721,894	31,370,476
Huntington Situs Fund	22,414,812	18,636,319
Huntington Fixed Income Securities Fund	19,775,657	16,423,600
Huntington Income Equity Fund	13,154,644	11,785,586
Huntington Growth Fund	11,807,203	10,268,881
Huntington International Equity Fund	10,194,756	9,015,141
Huntington Dividend Capture Fund	10,036,059	7,594,314
Huntington Intermediate Government Income Fund	9,746,587	9,015,924
Huntington Mid Corp America Fund	7,698,733	6,489,933
Huntington Treasury Money Market Fund	5,261,537	3,877,666
Huntington Rotating Markets Fund	5,024,653	4,193,036
Huntington Real Strategies Fund	3,371,386	2,685,895
Huntington Money Market Fund	882,573	2,014,392
Huntington Growth Allocation Fund	648,145	134,927
Huntington Balanced Allocation Fund	532,805	171,759
Huntington Conservative Allocation Fund	451,818	114,009

(1)	14,890,688 shares at cost of $92,957,346 in 2012, 15,065,832 shares at cost of $93,923,072 in 2011.

Costs and expenses paid by the Plan for administration totaled $309,969 and $306,379 for 2012 and 2011, respectively. Amounts are included in Benefit distributions and other withdrawals in the Plan financial statements.

Note 6 – Income Taxes

The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan has been amended and restated since receiving the determination letter. The restated plan document was submitted to the IRS in January 2011. Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.

GAAP requires the evaluation of tax positions taken by the Plan and recognition of a tax liability if the Plan has taken an uncertain tax position that is not more likely than not to be sustained upon examination by the IRS. Huntington, on behalf of the Plan, has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012 and 2011, there are no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

Note 7 – Fair Value Measurements

Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Cash and cash equivalents represent interest bearing deposit accounts with fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations (NASDAQ). Mutual funds are valued at quoted market prices that represent the net asset value (NAV) of shares held by the Plan at year-end. The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2012 and 2011. For the years ended December 31, 2012 and 2011, there were no transfers in or out of Levels 1, 2 or 3.

	Fair Value Measurements Using
	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
December 31, 2012
Cash and Cash Equivalents	$32,721,894	—	—	$32,721,894
Common Stock
Financial services	95,155,366	—	—	95,155,366
Mutual Funds
Balanced Funds	65,078,621	—	—	65,078,621
Mid Cap Growth Funds	60,560,789	—	—	60,560,789
Indexed Equity Funds	38,657,358	—	—	38,657,358
International Equity Funds	33,478,058	—	—	33,478,058
Small Cap Equity Funds	32,450,871	—	—	32,450,871
Core Fixed Income Funds	19,775,657	—	—	19,775,657
Large Cap Value Funds	15,178,589	—	—	15,178,589
US Government Bond Funds	9,746,587	—	—	9,746,587
Mid Cap Equity Funds	7,698,733	—	—	7,698,733
Short Term Funds	6,144,110	—	—	6,144,110
Global Equity Funds	5,024,653	—	—	5,024,653

Total Mutual Funds	293,794,026	—	—	293,794,026
Total Investments	$421,671,286	—	—	$421,671,286
December 31, 2011
Cash and Cash Equivalents	$31,370,476	—	—	$31,370,476
Common Stock
Financial services	82,716,539	—	—	82,716,539
Mutual Funds
Balanced Funds	52,076,281	—	—	52,076,281
Mid Cap Growth Funds	54,330,085	—	—	54,330,085
International Equity Funds	28,282,786	—	—	28,282,786
Indexed Equity Funds	31,781,343	—	—	31,781,343
Small Cap Equity Funds	26,230,633	—	—	26,230,633
Large Cap Value Funds	12,954,776	—	—	12,954,776
Core Fixed Income Funds	16,423,600	—	—	16,423,600
US Government Bond Funds	9,015,924	—	—	9,015,924
Mid Cap Equity Funds	6,489,933	—	—	6,489,933
Short Term Funds	5,892,058	—	—	5,892,058
Global Equity Funds	4,193,036	—	—	4,193,036

Total Mutual Funds	247,670,455	—	—	247,670,455
Total Investments	$361,757,470	—	—	$361,757,470

Note 8 – Terminated Participants

There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2012 and 2011.

Huntington Investment and Tax Savings Plan

EIN: 31-0724920 Plan Number: 002

Schedule H, Part IV, Line 4i – Schedule of Assets (Held At End of Year)

as of December 31, 2012

(a)	(b) Identity of Issuer, Borrower, Lessor or Similar Party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost **	(e) Current Value
	Cash and Cash Equivalents:
*	Huntington National Bank	Huntington Conservative Deposit Account – 32,721,894 shares		$32,721,894

	Total Cash and Cash Equivalents			32,721,894
	Common Stock:
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock – 14,890,688 shares		95,155,366

	Total Common Stock			95,155,366
	Mutual Funds:
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund – 839,492 shares		47,406,145
	Vanguard Wellington Fund	Vanguard Wellington Fund – 757,340 shares		44,266,539
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund – 296,179 shares		38,657,358
	Europacific Growth Fund	American Funds Europacific Growth Fund – 575,181 shares		23,283,302
*	The Huntington Funds	Huntington Situs Fund * – 956,263 shares		22,414,812
*	The Huntington Funds	Huntington Fixed Income Securities Fund* – 870,790 shares		19,775,657
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund – 567,939 shares		19,179,314
*	The Huntington Funds	Huntington Income Equity Fund * – 588,839 shares		13,154,644
*	The Huntington Funds	Huntington Growth Fund * – 455,876 shares		11,807,203
*	The Huntington Funds	Huntington International Equity Fund * – 899,009 shares		10,194,756
*	The Huntington Funds	Huntington Dividend Capture Fund * – 1,057,540 shares		10,036,059
*	The Huntington Funds	Huntington Intermediate Government Income Fund* – 878,071 shares		9,746,587
*	The Huntington Funds	Huntington Mid Corp America Fund * – 561,952 shares		7,698,733
*	The Huntington Funds	Huntington Treasury Money Market Fund * – 5,261,537 shares		5,261,537
*	The Huntington Funds	Huntington Rotating Markets Fund * – 480,828 shares		5,024,653
*	The Huntington Funds	Huntington Real Strategies Fund * – 454,365 shares		3,371,386
*	The Huntington Funds	Huntington Money Market Fund * – 882,573 shares		882,573
*	The Huntington Funds	Huntington Growth Allocation Fund * – 59,627 shares		648,145
*	The Huntington Funds	Huntington Balanced Allocation Fund * – 48,481 shares		532,805
*	The Huntington Funds	Huntington Conservative Allocation Fund * – 49,541 shares		451,818

	Total Mutual Funds			293,794,026
*	Notes Receivable from Participants	$9,788 principal amount, interest rate of 4.75%; maturing in 2019		9,788

*	Indicates party-in-interest to the Plan.
**	Cost information is not required for participant-directed investments and therefore not included.